------------------------
                                                             OMB APPROVAL
                                                        ------------------------
UNITED STATES                                           OMB Number:   3235-0145
SECURITIES AND EXCHANGE COMMISSION                      Expires:October 31, 1994
Washington, D.C.  20549                                 Estimated average
                                                        burden
                                                        hours per response . .
                                                             14.90
                                                        ------------------------

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                                 Department 56
                                (Name of Issuer)


                           Common Stock, $1 par value
                         (Title of Class of Securities)


                                    249509100
                                 (CUSIP Number)

                                December 31, 1999
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [X]  Rule 13d-1 (b)
     [_]  Rule 13d-1 (c)
     [_]  Rule 13d-1 (d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                   13G
CUSIP No. 249509100
--------------------

--------------------------------------------------------------------------------
  1           NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              CLOVER CAPITAL MANAGEMENT, INC.
              16-1263400
--------------------------------------------------------------------------------
  2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                   (a) [ ]
                   (b) [X]

--------------------------------------------------------------------------------
  3           SEC USE ONLY



--------------------------------------------------------------------------------
  4           CITIZENSHIP  OR PLACE OF ORGANIZATION

              New York

--------------------------------------------------------------------------------
                 5           SOLE VOTING POWER

  NUMBER OF                  0

   SHARES     ------------------------------------------------------------------
                 6           SHARED VOTING POWER
BENEFICIALLY
                             378,000
  OWNED BY
              ------------------------------------------------------------------
    EACH         7           SOLE DISPOSITIVE POWER

  REPORTING                  0

   PERSON     ------------------------------------------------------------------
                 8           SHARED DISPOSITIVE POWER
    WITH
                             378,000

--------------------------------------------------------------------------------
  9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              378,000

--------------------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*


--------------------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              2.3%

--------------------------------------------------------------------------------
12            TYPE OF REPORTING PERSON*

              IA

--------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                   13G
CUSIP No. 249509100
--------------------

--------------------------------------------------------------------------------
  1           NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              MICHAEL EDWARD JONES
              ###-##-####
--------------------------------------------------------------------------------
  2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                   (a) [ ]
                   (b) [X]

--------------------------------------------------------------------------------
  3           SEC USE ONLY



--------------------------------------------------------------------------------
  4           CITIZENSHIP  OR PLACE OF ORGANIZATION

              U.S.A.

--------------------------------------------------------------------------------
                 5           SOLE VOTING POWER

  NUMBER OF                  0

   SHARES     ------------------------------------------------------------------
                 6           SHARED VOTING POWER
BENEFICIALLY
                             378,000
  OWNED BY
              ------------------------------------------------------------------
    EACH         7           SOLE DISPOSITIVE POWER

  REPORTING                  0

   PERSON     ------------------------------------------------------------------
                 8           SHARED DISPOSITIVE POWER
    WITH
                             378,000

--------------------------------------------------------------------------------
  9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              378,000

--------------------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*


--------------------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              2.3%

--------------------------------------------------------------------------------
12            TYPE OF REPORTING PERSON*

              IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                   13G
CUSIP No. 249509100
--------------------

--------------------------------------------------------------------------------
  1           NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              GEOFFREY HAROLD ROSENBERGER
              ###-##-####
--------------------------------------------------------------------------------
  2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                   (a) [ ]
                   (b) [X]

--------------------------------------------------------------------------------
  3           SEC USE ONLY



--------------------------------------------------------------------------------
  4           CITIZENSHIP  OR PLACE OF ORGANIZATION

              U.S.A.

--------------------------------------------------------------------------------
                 5           SOLE VOTING POWER

  NUMBER OF                  3,000

   SHARES     ------------------------------------------------------------------
                 6           SHARED VOTING POWER
BENEFICIALLY
                             378,600
  OWNED BY
              ------------------------------------------------------------------
    EACH         7           SOLE DISPOSITIVE POWER

  REPORTING                  3,000

   PERSON     ------------------------------------------------------------------
                 8           SHARED DISPOSITIVE POWER
    WITH
                             378,600

--------------------------------------------------------------------------------
  9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              381,600

--------------------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*


--------------------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              2.3%

--------------------------------------------------------------------------------
12            TYPE OF REPORTING PERSON*

              IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                   13G
CUSIP No. 249509100
--------------------

--------------------------------------------------------------------------------
  1           NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              CHARLES WILLIAM RUFF
              ###-##-####
--------------------------------------------------------------------------------
  2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                   (a) [ ]
                   (b) [X]

--------------------------------------------------------------------------------
  3           SEC USE ONLY



--------------------------------------------------------------------------------
  4           CITIZENSHIP  OR PLACE OF ORGANIZATION

              U.S.A.

--------------------------------------------------------------------------------
                 5           SOLE VOTING POWER

  NUMBER OF                  800

   SHARES     ------------------------------------------------------------------
                 6           SHARED VOTING POWER
BENEFICIALLY
                             379,300
  OWNED BY
              ------------------------------------------------------------------
    EACH         7           SOLE DISPOSITIVE POWER

  REPORTING                  800

   PERSON     ------------------------------------------------------------------
                 8           SHARED DISPOSITIVE POWER
    WITH
                             379,300

--------------------------------------------------------------------------------
  9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              380,100

--------------------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*


--------------------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              2.3%

--------------------------------------------------------------------------------
12            TYPE OF REPORTING PERSON*

              IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                   13G
CUSIP No. 249509100
--------------------

--------------------------------------------------------------------------------
  1           NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              JAMES G. GOULD
              ###-##-####
--------------------------------------------------------------------------------
  2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                   (a) [ ]
                   (b) [X]

--------------------------------------------------------------------------------
  3           SEC USE ONLY



--------------------------------------------------------------------------------
  4           CITIZENSHIP  OR PLACE OF ORGANIZATION

              U.S.A.

--------------------------------------------------------------------------------
                 5           SOLE VOTING POWER

  NUMBER OF                  1,535

   SHARES     ------------------------------------------------------------------
                 6           SHARED VOTING POWER
BENEFICIALLY
                             378,000
  OWNED BY
              ------------------------------------------------------------------
    EACH         7           SOLE DISPOSITIVE POWER

  REPORTING                  1,535

   PERSON     ------------------------------------------------------------------
                 8           SHARED DISPOSITIVE POWER
    WITH
                             378,000

--------------------------------------------------------------------------------
  9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              379,535

--------------------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*


--------------------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              2.3%

--------------------------------------------------------------------------------
12            TYPE OF REPORTING PERSON*

              IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

     (a)  Name of Issuer
          Department 56, Inc.

     (b)  Address of Issuer's Principal Executive Offices
          One Village Place
          6436 City West Parkway
          Eden Prairie, MN 55344

Item 2.

     (a)  Name of Person Filing

          The persons filing this Schedule are Clover Capital Management, Inc. ("Clover"), Michael E. Jones, Geoffrey H. Rosenberger, Charles W. Ruff and James G. Gould (collectively, the "Reporting Persons").

     (b)  Address of Principal Business Office
          11 Tobey Village Office Park
          Pittsford, NY  14534

     (c)  Citizenship
          Clover is incorporated in the State of New York. The other reporting persons are U. S. citizens.

     (d)  Title of Class of Securities
          Common Stock, $1.00 Par Value

     (e)  CUSIP Number
          249509100

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a)  [ ]  Broker or Dealer registered under Section 15 of the Exchange Act

     (b)  [ ]  Bank as defined in section 3 (a) (6) of the Exchange Act

     (c) [ ] Insurance Company as defined in section 3 (a) (19) of the Exchange Act

     (d) [ ] Investment Company registered under section 8 of the Investment Company Act

(1)  (e)  [X]  Investment Adviser in accordance with Rule 13d-1 (b) (1) (ii) (E)

     (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1 (b) (1) (ii) (F)

(2)  (g)  [X]  Parent Holding Company or control person in accordance with Rule
               13d-1 (b) (ii) (G)

     (h) [ ] A savings association as defined in Section 3 (b) of the Federal Deposit Insurance Act

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3 (c) (14) oft the Investment Company Act.

     (j)  [ ]  Group, in accordance with Rule 13d-1 (b) (1) (ii) (J)

(1)  As to Clover

(2)  As to the other Reporting Persons.

Item 4. Ownership

     (a)  Amount Beneficially Owned See item 9 on pages 2, 3, 4, 5, 6

     (b)  Percent of Class See item 11 on pages 2, 3, 4, 5, 6

     (c)  Number of shares as to which person has:

           (i) sole power to vote or to direct the vote See item 5 on pages 2, 3, 4, 5, 6

          (ii) shared power to vote or to direct the vote See item 6 on pages 2, 3, 4, 5, 6

         (iii) sole power to dispose or to direct the disposition of See item 7 on pages 2, 3, 4, 5, 6

          (iv) shared power to dispose or to direct the disposition of See item 8 on pages 2, 3, 4, 5, 6

Item.5. Ownership of Five Percent or Less of a Class

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

Item 6. Ownership of more than Five Percent on Behalf of Another Person

        The aggregate number and percentage of the subject securities beneficially owned by each of the Reporting Persons is as follows:

        NAME                             NO. OF SHARES         PERCENTAGE
        Clover                           378,000               2.2590
        Michael E. Jones                 0                     0.0000
        Geoffrey H. Rosenberger          3,600                 0.0215
        Charles W. Ruff                  2,100                 0.0125
        James G. Gould                   1,535                 0.0092

        As investment adviser to the client accounts owning the subject securities, Clover shares the voting and dispositive power with the account owner of each account. As directors of Clover, Messrs. Jones, Rosenberger, Ruff and Gould share the dispositive powers with Clover. In addition, Mr. Rosenberger holds sole voting and dispositive power with respect to 3,000 shares and shared voting and dispositive power with respect to 600 shares of the subject securities beneficially owned by him (other than indirectly through Clover), Mr. Ruff holds sole voting and dispositive power with respect to 800 shares and shared voting and dispositive power with respect to 1,300 shares of the subject securities beneficially owned by him (other than indirectly through Clover) and Mr. Gould holds sole voting and dispositive power with respect to 1,535 shares of the subject securities beneficially owned by him (other than indirectly through Clover).

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

        Not applicable

Item 8. Identification and Classification of Members of the Group

        Not applicable

Item 9. Notice of Dissolution of Group

        Not applicable

Item 10. Certification

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            CLOVER CAPITAL MANAGEMENT, INC.


February 14, 2000                           By: /s/ Geoffrey H. Rosenberger
--------------------                           ---------------------------------
Date                                           Geoffrey H. Rosenberger
                                               Managing Director




February 14, 2000                              /s/ Michael E. Jones
--------------------                           ---------------------------------
Date                                           Michael E. Jones


February 14, 2000                              /s/ Geoffrey H. Rosenberger
--------------------                           ---------------------------------
Date                                           Geoffrey H. Rosenberger


February 14, 2000                              /s/ Charles W. Ruff
--------------------                           ---------------------------------
Date                                           Charles W. Ruff


February 14, 2000                              /s/ James G. Gould
--------------------                           ---------------------------------
Date                                           James G. Gould

                                    EXHIBIT A

                     AGREEMENT PURSUANT TO RULE 13D-1(F)(1)

The undersigned persons agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the common stock of Yellow Corporation at December 31, 1999 and agree that this filing is filed on behalf of each of them.





                                         CLOVER CAPITAL MANAGEMENT, INC.



February 14, 2000                        By:   /s/ Geoffrey H. Rosenberger
--------------------                           ---------------------------------
Date                                           Geoffrey H. Rosenberger
                                               Managing Director




February 14, 2000                              /s/ Michael E. Jones
--------------------                           ---------------------------------
Date                                           Michael E. Jones


February 14, 2000                              /s/ Geoffrey H. Rosenberger
--------------------                           ---------------------------------
Date                                           Geoffrey H. Rosenberger


February 14, 2000                              /s/ Charles W. Ruff
--------------------                           ---------------------------------
Date                                           Charles W. Ruff


February 14, 2000                              /s/ James G. Gould
--------------------                           ---------------------------------
Date                                           James G. Gould